[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256



ROFIN-SINAR REPORTS RESULTS FOR THE THIRD QUARTER OF FISCAL YEAR 2007

ORDER ENTRY, SALES, BACKLOG AND NET INCOME AT RECORD LEVELS

Plymouth, MI / Hamburg, Germany -- August 2, 2007 -- Rofin-Sinar
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its third fiscal quarter and nine months ended June 30, 2007.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)


                     Three months ended             Nine months ended
                    6/30/07   6/30/06   % Change   6/30/07   6/30/06  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $121,378  $109,648  +  11 %   $349,185  $304,800  +  15 %
Net income          $ 14,294  $ 12,919  +  11 %   $ 38,862  $ 35,940  +   8 %
Earnings per share
  "Diluted" basis   $   0.90  $   0.82            $   2.45  $   2.30


The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.9 million and 15.7 million for each of the fiscal quarters and 15.9 million and 15.6 million for the nine month period ending June 30, 2007 and 2006. In addition, the quarter and the nine month period ended June 30, 2007 and 2006, include $1.3 million ($1.2 million net of tax) and $1.0 million ($0.9 million net of tax), and $4.0 million ($3.8 million net of tax) and $2.3 million ($2.1 million net of tax), respectively, of stock compensation expense related to the implementation of SFAS 123R.

"We are very proud to deliver another outstanding quarter of new record highs in order entry, sales, backlog and net income. Our strategic investments in broadening Rofin's global presence and our industry-focused approach are the key contributors of success", commented Gunther Braun, CEO and President of RSTI. "We are also glad to have reached another R&D milestone in June and have demonstrated our competence in fiber laser technology with the presentation of a high-power fiber laser for material processing applications, which should help us grow our business in the long run."

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FINANCIAL REVIEW

Third Quarter

Net sales totaled $121.4 million for the third quarter ended June 30, 2007, an 11%, or $11.8 million increase over the comparable quarter of fiscal year 2006. The weakening of the US-dollar, mainly against the Euro, resulted in an increase in net sales of $5.9 million in the third quarter. Gross profit totaled $51.7 million, compared to $46.9 million in the same period of fiscal year 2006, and remained at 43% of net sales. Net income amounted to $14.3 million, or 12% of net sales, compared to $12.9 million, or 12% of net sales, in the same period last year. Diluted earnings per share equaled $0.90 for the quarter, based upon 15.9 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.82 based upon 15.7 million weighted-average common shares outstanding for the same period last fiscal year. The third quarter net income was impacted by $1.2 million SFAS 123R stock-based compensation expense, compared to an impact of $0.9 million in last fiscal year's third quarter.

SG&A increased by $1.8 million to $22.1 million, representing 18% of net sales. In addition, the amortization expense in the third quarter of fiscal year 2007 increased by $0.2 million over the comparable period last year to $1.1 million (1% of net sales) because of the recent acquisitions of m2k-Laser, Corelase and ES Technology. Also, net R&D expenses increased by $1.2 million to $7.4 million, representing 6% of net sales.

Compared to the third quarter ended June 30, 2006, net sales of laser products for macro applications increased by 20% to $63.9 million, while net sales of lasers for marking and micro applications increased by 2% to $57.5 million.


Nine Months

For the nine months ended June 30, 2007, net sales totaled $349.2 million, an increase of $44.4 million or 15% over the comparable period in 2006. The weakening of the US-dollar, mainly against the Euro, had the effect to increase net sales by $19.4 million. Gross profit for the period was $146.8 million, $15.6 million higher than in 2006. Net income for the nine month period ended June 30, 2007, totaled $38.9 million, with diluted earnings per share of $2.45 based upon the weighted average of 15.9 million common shares outstanding. The nine month period was impacted by the implementation of SFAS 123R, which resulted in $ 3.8 million net of income tax stock-based compensation expense, compared to an impact of $2.1 million for the corresponding period last fiscal year.

Net sales of lasers for macro applications increased by $30.2 million, or 20%, to $178.4 million and net sales of lasers for marking and micro applications increased by $14.2 million, or 9%, to $170.8 million from the comparable period in fiscal year 2006.

On a geographical basis, net sales in North America in the first nine months decreased by 14% and totaled $82.0 million (2006: $95.4 million). In Europe/Asia, net sales increased by 28% to $267.2 million (2006: $209.4 million).

Order entry for the third quarter was $132.5 million, which resulted in an order backlog on June 30, 2007, of $113.6 million mainly for laser products.



(page)

OUTLOOK

"As a global player we benefit from our Asian commitment and the robust economy in Europe which should compensate for the softer North American markets. Our record backlog and continued high demand for our macro laser products from the machine tool industry as well as our broad product portfolios for micro and marking applications will support our business in the upcoming quarters", commented Peter Wirth, Executive Chairman of the Board.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 25,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, August 2, 2007. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Reema Parikh at +1-212-889-4350 or Maria Ruiz at +44(0) 207 614 2900).

(Tables to follow)































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ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months            Nine Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                6/30/07      6/30/06     6/30/07    6/30/06
                               ----------  ----------  ----------  ----------
-Macro                         $  63,911   $  53,176   $ 178,432   $ 148,155
-Marking/Micro                    57,467      56,472     170,753     156,645
                               ----------  ----------  ----------  ----------
Net sales                        121,378     109,648     349,185     304,800
Cost of goods sold                69,642      62,785     202,348     173,608
                               ----------  ----------  ----------  ----------
    Gross profit                  51,736      46,863     146,837     131,192
Selling, general, and
    administrative expenses       22,060      20,306      64,356      56,180
Intangibles amortization           1,129         909       3,024       2,637
Research and development expenses  7,385       6,164      20,643      17,752
                               ----------  ----------  ----------  ----------
    Income from operations        21,162      19,484      58,814      54,623
Other expense (income)           ( 1,763)    (   911)    ( 3,836)    ( 2,017)
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       22,925      20,395      62,650      56,640
Income tax expense                 8,331       7,239      23,088      20,079
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                  14,594      13,156      39,562      36,561
Minority interest                    300         237         700         621
                               ----------  ----------  ----------  ----------
    Net income                  $ 14,294    $ 12,919    $ 38,862    $ 35,940
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.90    $   0.82    $   2.45    $   2.30
 ** "basic" basis               $   0.92    $   0.84    $   2.51    $   2.36


* The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.9 million and 15.7 million for each of the fiscal quarters and 15.9 million and 15.6 million for the nine month periods ending June 30, 2007 and 2006. In addition the quarter and the nine month periods ended June 30, 2007 and 2006, include $1.3 million ($1.2 million net of tax) and $1.0 million ($0.9 million net of tax), and $4.0 million ($3.8 million net of tax) and $2.3 million ($2.1 million net of tax), respectively, of stock compensation expense related to the implementation of SFAS 123R.


**The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 15.5 million and 15.3 million, respectively, for the fiscal quarters and nine month periods ending June 30, 2007 and 2006.





(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
                                                        At            At
                                                     6/30/07       9/30/06
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 212,662      $ 169,495
  Trade accounts receivable, net                      94,120         85,253
  Inventories, net                                   130,756        116,965
  Other current assets                                17,993         15,843
                                                   -----------    ----------
    Total current assets                             455,531        387,556

  Net property and equipment                          39,673         36,254
  Other non-current assets                            92,771         77,711
                                                   -----------    ----------
    Total non-current assets                         132,444        113,965
                                                   -----------    ----------
    Total assets                                   $ 587,975      $ 501,521
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  15,381      $  17,327
  Accounts payable, trade                             21,271         15,702
  Other current liabilities                           86,543         71,868
                                                   -----------     ---------
    Total current liabilities                        123,195        104,897

  Long-term debt                                      25,372         18,089
  Other non-current liabilities                       20,793         20,095
                                                   -----------     ---------
    Total liabilities                                169,360        143,081
    Net stockholders' equity                         418,615        358,440
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 587,975      $ 501,521
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as the continued high demand for our macro laser products from the machine tool industry and as well as our broad product portfolios for micro and marking applications will support our business in the upcoming quarters and as a global player we benefit from our Asian commitment and the robust economy in Europe which should compensate the softer North American markets is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.